Ex-99.3 a)

Cendant Mortgage
4001 Leadenhall Road
Mt. Laurel, NJ 08054

Wells Fargo Bank, N.A.
11000 Broken Land Parkway
Columbia, MD 21044

Attn:  Mervin E. Horst

RE: Officer's Certificate - Annual Certification

Dear Master Servicer:

The undersigned officer certifies the following for Cendant Mortgage Corp. for the 2003 calendar year. To the best of our knowledge:

1. The activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under the Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to Bank of NY:

2. Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

3. The Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

4. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

5. All premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

6. All real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgage Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to Bank of NY:

7. All Custodial Accounts have been reconciled and are properly funded; and



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8. All annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



/s/ Marc J. Hinkle
------------------
Officer - Marc J. Hinkle



Vice President - Loan Servicing
-------------------------------
Title



3/11/2004
---------
Date


Ex-99.3 b)





                        ANNUAL STATEMENT AS TO COMPLIANCE

The following hereby certify that to the best of my knowledge, that (i) a review of the activities of the IndyMac Bank's servicing during the preceding calendar year and of the performance of IndyMac Bank under the agreements executed in connection with the transactions listed on Exhibit A attached hereto have been made under the supervision of an office of IndyMac Bank, and (ii) to the best of my knowledge, based on the review, Indy Mac Bank acting has fulfilled all its servicing obligations under there agreements.


                                  By:  /s/ Robert A. Abramian
                                       ----------------------
                                       Robert A. Abramian
                                       Vice President
                                       Home Loan Servicing
                                       Investment Accounting & Cash Management






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